Exhibit 99.1


Genius Products Inc. Signs Licensing Agreement with Universal Studios
  Consumer Products Group for the Children's Classic, Curious George


    SAN DIEGO--(BUSINESS WIRE)--Aug. 7, 2003--Genius Products Inc. (OTCBB:GNPI) announced today that it has signed a multi-year licensing agreement with Universal Studios Consumer Products Group allowing Genius Products to create music inspired by the adventures of everyone's favorite monkey, Curious George.
    Working with Universal, Genius Products will create a line of music CDs based on the classic adventures of Curious George and the Man in the Yellow Hat. Sold individually and in multi-packs, the music line is planned to debut in fall 2003, complementing the well-established Curious George licensing program already available at retail.
    "Curious George has been delighting kids and their parents for over 60 years," said Klaus Moeller, CEO of Genius Products. "With over 27 million books sold, and 94% awareness among parents of small children, Curious George is truly a classic property. With new books being launched and a terrific array of products from CD-ROMs to plush to apparel, we are proud to add our music series to this great line-up of fun and entertaining products."
    "Genius Products has a great track record of translating classic children's stories into compelling music that kids and their parents can enjoy together," stated Tim Rothwell, senior vice president, Universal Studios Consumer Products Group. "The playful antics of Curious George, combined with the classic themes of delight and learning, friendship and excitement, will inspire wonderful music and will be a perfect addition to this line."
    Created in 1940 by H.A. and Margret Rey and published by Houghton Mifflin in 1941, Curious George has endeared himself to generations of children and adults all over the world. The Curious George titles have sold more than 27 million books worldwide and have been translated into more than 14 languages. Houghton Mifflin Company, the publisher of the classic storybooks and the copyright holder, is releasing three new titles this year, Curious George and the Birthday Surprise, Curious George Visits the Library, and Curious George and Friends:
Favorite Stories by Margret and H.A. Rey.
    Curious George is the world's most beloved and adventurous monkey, and his insatiable curiosity lands George in one hilarious predicament after another. Through amazing ingenuity, a bit of luck and some help from his gentle guardian -- the Man in the Yellow Hat -- Curious George emerges from every escapade unscathed and wiser. But like most curious children, Curious George can never quite resist the call to one more adventure.
    Curious George is licensed by Universal Studios Consumer Products Group (USCPG), which is responsible for global licensing and retail strategies as well as building brand recognition. USCPG is a unit of Universal Pictures, a division of Vivendi UNIVERSAL Entertainment
(VUE) (www.universalstudios.com), the U.S.-based film, television and recreation entity of Vivendi Universal, a global media and communications company.
    Curious George and related characters, created by Margaret and H.A. Rey, are copyrighted and trademarked by Houghton Mifflin Company and used under license. Licensed by Universal Studios Licensing LLLP. All rights reserved.

    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, established by securities legislation, and are based on the assumptions and exceptions of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.


    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858-793-8840
             klaus.moeller@geniusproducts.com
                 or
             Universal Studios Consumer Products Group
             Debbie Jackman, 818-777-3188
             debbie.jackman@unistudios.com